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                        EXHIBIT II

        SPINTEK Gaming Technologies, Inc.
NEWS RELEASE
SPINTEK GAMING TECHNOLOGIES, INC.
May 1, 1 1998 - - Spintek Gaming Technologies, Inc. (OTCBB:SPTK)
	SPINTEK GAMING ANNOUNCES STOCK CONVERSION By INVESTMENT BANK

Las Vegas, NV, May 1, 1998 - Spintek Gaming Technologies (OTC-SPTI) today announced that on May 1, 1998 RBB Bank Aktiengesellschaft ("RBB Bank") exercised its option to convert a portion of Spintek Series A Convertible Preferred Stock ("Preferred") held for a group of investors to common shares. RBB Bank will convert 500 shares of Preferred into 1,000,690 shares of common stock, par value $0.002 per share. The conversion price was at a rate equal to the five-day average closing bid price of the Company's common stock immediately preceding the notice to convert. The conversion will result in a total of 18,673,055 shares outstanding of Spintek common stock.

"As, with the conversion reported in June, 1997, it is the Company's view that this is an acknowledgment by the investors of Spintek's continued growth and their desire to participate directly in that forward progress," commented Mr. Gary L. Coulter, Spintek's chairman and chief executive officer.

As a result of the conversion, RBB Bank will hold a total of approximately 1,154,000 common shares, or about 6.2% of the outstanding shares after the conversion. RBB retains 8,241 Preferred shares after this transaction, which are subject to conversion under the same terms and conditions as those just converted.

Spintek Gaming Technologies, Inc. is a California corporation based in Las Vegas, whose focus is the development, acquisition and marketing of diversified technology, including unique gaining industry products. Spintek offers a new standard of operational coin control with AccuSystem, which brings a new level of gaming device security and management information to the casino industry.

This news release may be deemed to contain forward-looking statements with respect to the financial condition, results of operations and projects of SPTK and its subsidiaries which involve risks and uncertainties, including, but not limited to, competition from other gaming operations, licensing and other regulatory risks. Further, information on potential factors which could affect the financial conditions and results of operations of SPTK and its subsidiaries are included in the filings of SPTK with the Securities and Exchange Commission, including but not limited to SPTK's Form 10-KSB/A for the fiscal year ended June 30, 1997.

For Further Information Contact::
Robert Huggins, C.F.O./Sr. V.P. - (702) 263-3660 ext. 103 FAX (702) 263-3680